Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 12, 2006	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc. 308/236-8491

For Immediate Release

THE BUCKLE, INC. ANNOUNCES A SPECIAL ONE-TIME CASH DIVIDEND, A 3:2 STOCK SPLIT, A 20 CENT QUARTERLY DIVIDEND AND THE APPOINTMENT OF
ROBERT M. CARLBERG AS VICE PRESIDENT OF MEN’S MERCHANDISING

KEARNEY, NE, December 12, 2006 -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on December 11, 2006, the Board authorized a $3.00 per share special one-time cash dividend to be paid to shareholders of record at the close of business on December 22, 2006. The one-time cash dividend is payable on January 2, 2007.

The Board also approved a 3-for-2 stock split payable in the form of a stock dividend to shareholders of record at the close of business on January 3, 2007. The additional shares as a result of this split will be issued on or about January 15, 2007. Fractional shares will be paid out in cash to shareholders based upon the fair market value of the Company’s common stock as of the close of business on January 3, 2007, the record date for the stock split.

The Board also authorized a 20 cents per share quarterly dividend payment to be paid to shareholders of record at the close of business on January 15, 2007, and payable on January 29, 2007. With the impact of the stock split, this is in effect a 50 percent increase in the Company’s regular quarterly dividend rate.

The Buckle, Inc. also announced that Robert M. Carlberg has been appointed to the position of Vice President - Men’s Merchandising effective immediately upon approval from the Board of Directors at its December 11, 2006, meeting.

Prior to his appointment as Vice President - Men’s Merchandising, Bob has served the Company in various capacities over the past 23 years, most recently as a men’s merchandiser. Bob started with the Company as a salesperson and also worked as a store manager and as an area and district leader while being involved and traveling with the Men’s Merchandising team. Bob has been full-time with the merchandising team since January of 2001.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 354 retail stores in 38 states compared to 341 stores in 38 states at this same time a year ago.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com